Exhibit 10.2

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into as of March 7, 2024, by and between Auto Part 4Less Group, Inc., a Nevada corporation (the “Company”), and the undersigned investor (the “Investor” and together with the Company, the “Parties”).

WHEREAS, the Company currently is indebted to Investor in the aggregate amount of $549,978, as more particularly described on Exhibit A attached hereto and made a part hereof (the “Company Indebtedness”); and

WHEREAS, subject to the terms and conditions set forth herein, the Company and the Investor desire to enter into a transaction wherein the Company will issue to the Investor 54,997,800 shares of is common stock (the “Exchange Shares”) in exchange for the Company Indebtedness, including all principal and accrued interest currently due and payable thereunder.

NOW, THEREFORE, in consideration of the rights and benefits that they will each receive in connection with this Agreement, the Parties, intending to be legally bound, agree as follows:

1.            Exchange. On the Closing Date (as defined below), subject to the terms and conditions of this Agreement, the Investor shall, and the Company shall, pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(a)(2) of the Securities Act, exchange the Company Indebtedness held by the Investor for the Exchange Shares on the basis provided for herein. Subject to the conditions set forth herein, the exchange of the Company Indebtedness for the Exchange Shares shall take place remotely via electronic delivery of signatures and documents within five (5) days of the date hereof, or at such other time and place as the Company and the Investor mutually agree (the “Closing” and such date, the “Closing Date”). At the Closing, the following transactions shall occur (such transaction, the “Exchange”):

(a)           On the Closing Date, in exchange for the Company Indebtedness, the Company shall issue and deliver the 54,997,800 Exchange Shares to the Investor.

(b)           Upon receipt of the Exchange Shares in accordance with Section 1(a), all of the Investor’s rights under the Company Indebtedness shall be extinguished.

(c)           On the Closing Date, the Investor shall be deemed for all corporate purposes to have become the holder of record of the Exchange Shares, and the Company Indebtedness shall be deemed for all corporate purposes to have been cancelled, irrespective of the date such Exchange Shares are delivered to the Investor in accordance herewith.

2.            Further Agreement – Exchange Share Lock-up.

(a)           The Investor agrees that, without the prior written consent of the Company and except as set forth in subparagraph (b) below, Investor will not during the period commencing on the Closing Date and ending on the 24-month anniversary of the Closing Date (the “Lock Up Period”) (1) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Exchange Shares, or (2) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Exchange Shares, whether any such transaction is to be settled by delivery of shares of the Company’s common stock or such other securities, in cash or otherwise ((1) and (2) being hereinafter collectively referred to as the “Lock Up”);

(b)           On the date on which the Company’s common stock shall have been uplisted to any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), or the NYSE American, or any successor to such markets, the Lock Up Period shall, without any action required of the Investor, terminate and be no longer enforceable against the Investor;

(c)           Investor hereby authorizes the Company during the relevant Lock Up Period to cause any transfer agent for the Exchange Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Exchange Shares, if such transfer would constitute a violation or breach of this Agreement; and

(d)           Notwithstanding the foregoing, upon the prior written consent of the Company, the Investor may transfer Exchange Shares as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided, however, that each transferee, donee or distributee of the Exchange Shares shall sign and deliver to the Company a lock up letter substantially in the form of this letter contemporaneously with such transaction.

EXCHANGE AGREEMENT  |  PAGE 1

3.            Closing Conditions.

(a)           Conditions to the Investor’s Obligations. The obligation of the Investor to consummate the Exchange is subject to the fulfillment, to the Investor’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

(1)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as if made on and as of such date.

(2)           No Actions. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

(3)           Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(4)           Issuance. The Company shall have issued to the Investor the Exchange Shares (A) by book entry transfer registered in the name of the Investor (together with a notice issued by ClearTrust, LLC, the Company’s transfer agent, reciting the book entry of such Exchange Shares to the account of such Investor) or (B) at the request of the Investor, by physical delivery of a certificate evidencing such Exchange Shares, registered in the name of such Investor.

(b)           Conditions to the Company’s Obligations. The obligation of the Company to consummate the Exchange is subject to the fulfillment, to the Company’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

(1)           Representations and Warranties. The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as if made on and as of such date.

(2)           No Actions. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

(3)           Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Company and the Company shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

4.            Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as of the date hereof as follows:

(a)           Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties or financial condition.

(b)           Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, to issue the Exchange Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby.

(c)           Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the authorization, sale, issuance and delivery of the Exchange Shares and the performance of all of the Company’s obligations hereunder have been taken or will be taken prior to the Exchange. This Agreement has been duly executed by the Company and constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable law.

EXCHANGE AGREEMENT  |  PAGE 2

(d)           Capitalization. As of the date of this Agreement, the authorized stock of the Company consists of (1) 500,000,000 shares of common stock and (2) 20,000,000 shares of preferred stock, of which 300,000 shares have been designated as Series A Convertible Preferred Stock, 20,000 shares have been designated as Series B Preferred Stock, 7,250 shares have been designated as Series C Preferred Stock and 870 shares have been designated as Series D Preferred Stock. As of the date hereof, (A) 9,115,330 shares of common stock are issued and outstanding, (B) 300,000 shares of Series A Convertible Preferred Stock are issued and outstanding, (C) 20,000 shares of Series B Preferred Stock are issued and outstanding, (D) 7,250 shares of Series C Preferred Stock are issuable and (E) 870 shares of Series D Preferred Stock are issued and outstanding. Zero shares of common stock and preferred stock are held in the treasury of the Company.

(e)           Valid Issuance of the Exchange Shares. The Exchange Shares, when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable.

(f)           Consents; Waivers. No consent, waiver, approval or authority of any nature, or other formal action, by any Person, not already obtained, is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions provided for herein and therein. As used herein, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(g)           Acknowledgment Regarding the Investor’s Exchange. The Company acknowledges and agrees that the Investor is acting solely in its capacity as an arm’s length investor with respect to this Agreement and the other documents entered into in connection herewith. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby, and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Investor’s acceptance of the Exchange Shares. The Company further represents to the Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

(h)           Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Exchange Shares or any of the Company’s officers or directors in their capacities as such.

(i)           Validity; Enforcement; No Conflicts. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and shall constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (1) result in a violation of the organizational documents of the Company, (2) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party or by which it is bound, or (3) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities or “blue sky” laws) applicable to the Company, except in the case of clause (2) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.

(j)           Offering. Subject in part on the accuracy of the Investor’s representations herein, the offer, sale and issuance of the Exchange Shares in conformity with the terms of this Agreement constitute transactions exempt from registration of under the Securities Act and from all applicable state securities laws. The sole consideration for the issuance of the Exchange Shares is the Investor’s surrender of the Investor Securities.

5.            Representations and Warranties of the Investor. Investor hereby represents and warrants as of the date hereof to the Company as follows:

(a)           No Legal Disability. The Investor is under no legal disability with respect to entering into, and performing under, this Agreement. This Agreement has been duly executed by the Investor and constitutes valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms, subject to applicable law.

(b)           Own Account. Investor is acquiring the Exchange Shares for its own account.

EXCHANGE AGREEMENT  |  PAGE 3

(c)           Investor Status. The Investor is either: (1) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (2) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Such Investor is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934.

6.            No Short Sales. Investor, its successors, assigns and affiliates, agrees that so long as the Exchange Shares are not sold, Investor and Investor’s affiliates shall not, directly or indirectly, enter into or effect “short sales” of the common stock of the Company or hedging transaction which establishes a short position with respect to the common stock of the Company. The Company acknowledges and agrees that upon delivery of a conversion notice by the Investor, the Investor immediately owns the shares of common stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

7.            Miscellaneous.

(a)           Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written with respect to such matters.

(b)           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (2) personally served, (2) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (3) delivered by reputable air courier service with charges prepaid, or (4) transmitted by hand delivery or e-mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (A) upon hand delivery or delivery by e-mail at the address or e-mail address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (B) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall occur first. Such notice shall be properly delivered to the address set forth beneath the name of such party below:

If to the Investor:

North Industrial Machine, LLC

PO Box 1734

Hartsville SC, 29551 Email:

dannyjr@nimachine.net

If to the Company:

Auto Part 4Less Group, Inc.

4580 N Rancho Drive # 110

Las Vegas, Nevada 89130

Email: chris@ap4less.com

(c)           Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(d)           Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

(f)           No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(g)           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard

EXCHANGE AGREEMENT  |  PAGE 4

to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and

EXCHANGE AGREEMENT  |  PAGE 5

defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Las Vegas (the “Nevada Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(h)           Survival. The representations and warranties contained herein shall survive the Exchange for the applicable statute of limitations.

(i)           Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(j)           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ, an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(k)           Construction. The parties hereto agree that each of them and/or their respective counsel have reviewed and have had an opportunity to revise this Agreement and the schedules attached hereto. This Agreement shall be construed according to its fair meaning and not strictly for or against any party. The word “including” shall be construed to include the words “without limitation.” In this Agreement, unless the context otherwise requires, references to the singular shall include the plural and vice versa.

(l)           WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

IN WITNESS WHEREOF, the Parties have caused this Exchange Agreement to be duly executed and delivered as of the date and year first written above.

COMPANY:	INVESTOR:

AUTO PART 4LESS GROUP, INC.	North Industrial Machine, LLC

By: /s/ Christopher Davenport	By: /s/ Danny Johnson Junior
Christopher Davenport	Danny Johnson Junior
Chief Executive Officer	Member

EXCHANGE AGREEMENT  |  PAGE 6

Exhibit A

Description of the Company Indebtedness

1.	Convertible Promissory Note dated November 11th, 2022; principal amount $186,450.

2.	Convertible Promissory Note dated February 11, 2022; principal amount $275,000.

3.	Convertible Promissory Note dated March 8th, 2024; principal amount $88,528.

Total Company Indebtedness: $549,978.00

EXCHANGE AGREEMENT  |  PAGE 7